January 2010 Pricing Sheet dated January 28, 2010 relating to Preliminary Terms No. 295 dated January 27, 2010 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Commodities

Buffered PLUS based on the Dow Jones-UBS Commodity IndexSM due February 3, 2012
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JANUARY 28, 2010
Issuer:	Morgan Stanley
Maturity date:	February 3, 2012
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Aggregate principal amount:	$6,293,000
Payment at maturity:
At maturity, you will receive an amount per Buffered PLUS equal to:
•  If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•  If the final index value is less than or equal to the initial index value but greater than or equal to 90% of the initial index value, meaning the underlying commodity index has declined in value by an amount less than or equal to the buffer amount of 10%:
$1,000
•  If the final index value is less than 90% of the initial index value, meaning the underlying commodity index has declined in value by an amount greater than the buffer amount of 10%:
($1,000 x index performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	130.0522, which is the index value on the pricing date
Final index value:	The index value on the valuation date
Valuation date:	January 27, 2012, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	10%
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$1,290 per Buffered PLUS (129% of the stated principal amount)
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	January 28, 2010
Original issue date:	February 4, 2010 (5 business days after the pricing date)
CUSIP:	617482KL7
ISIN:	US617482KL76
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$1,000	$1	$999
Total	$6,293,000	$6,293	$6,286,707
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $1 for each $1,000 stated principal amount of Buffered PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement for Commodity PLUS.

“Dow Jones®”, “DJ”, “UBS”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates.  None of Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation regarding the advisability of investing in the Buffered PLUS.
You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Terms No. 295 dated January 27, 2010
Prospectus Supplement for Commodity PLUS dated August 20, 2009
Prospectus dated December 23, 2008
THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.